Exhibit 21.1
AMAZON.COM, INC.
LIST OF SIGNIFICANT SUBSIDIARIES

Legal Name	Jurisdiction	Percent Owned
Amazon Services LLC	Nevada	100%
Amazon Digital Services, Inc.	Delaware	100%
Amazon Web Services, Inc.	Delaware	100%
Amazon EU S.à.r.l.	Luxembourg	100%
Amazon Europe Holding Technologies SCS	Luxembourg	100%
Amazon Fulfillment Services, Inc.	Delaware	100%
Amazon Services International, Inc.	Delaware	100%
Amazon Corporate LLC	Delaware	100%
Amazon Technologies, Inc.	Nevada	100%
Amazon.com Int’l Sales, Inc.	Delaware	100%
Amazon.com LLC	Delaware	100%